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                                                    EXHIBIT 99.1


                                 MARK IV INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS (Unaudited)
                                FEBRUARY 28, 1999 and 1998
                                  (Dollars in Thousands)


ASSETS                                             1999             1998
                                                   ----             ----

Current Assets:
  Cash and short-term investments               $  125,700       $  120,900
  Accounts receivable                              406,000          466,400
  Inventories                                      297,600          393,400
  Other current assets                             133,300          105,600
                                                ----------       ----------
      Total current assets                         962,600        1,086,300

Pension and other non-current assets               185,500          226,600
Property, plant and equipment, net                 562,300          668,400
Cost in excess of net assets acquired              369,300          439,200
                                                ----------       ----------
      TOTAL ASSETS                              $2,079,700       $2,420,500
                                                ==========       ==========

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
  Notes payable and current maturities          $   57,800       $  133,800
  8-3/4% Notes, called for redemption                 -              73,100
  Accounts payable                                 219,900          222,400
  Compensation related liabilities                  79,000           75,500
  Accrued interest                                  23,200           28,600
  Other current liabilities                         92,100           94,500
                                                ----------       ----------
      Total current liabilities                    472,000          627,900
                                                ----------       ----------
Long-Term Debt:
  Senior debt                                       24,700           21,400
  Subordinated debt                                772,800          772,500
                                                ----------       ----------
      Total long-term debt                         797,500          793,900
                                                ----------       ----------
Other non-current liabilities                      213,500          246,700
                                                ----------       ----------

Stockholders' Equity:
  Preferred stock - $.01 par value;
   Authorized 10 million shares;
   No issued shares                                   -               -
  Common stock - $.01 par value;
   Authorized 200 million shares;
   Issued 53.4 million shares in 1999 and
   62.9 million shares in 1998                         500              600
  Additional paid-in capital                       440,700          617,800
  Retained earnings                                203,300          167,100
  Foreign currency translation adjustment          (47,800)         (33,500)
                                                ----------       ----------
      Total stockholders' equity                   596,700          752,000
                                                ----------       ----------
      TOTAL LIABILITIES
       & STOCKHOLDERS' EQUITY                   $2,079,700       $2,420,500
                                                ==========       ==========